Exhibit 107

Calculation of Registration Fee

Form S-8

(Form Type)

PepGen Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the PepGen Inc. 2022 Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	1,630,983 (2)	$1.27 (5)	$2,071,348.41	$0.00015310	$317.13
Equity	Common Stock, $0.0001 par value per share reserved for issuance pursuant to the PepGen Inc. 2022 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	326,196 (3)	$1.08 (6)	$352,128.58	$0.00015310	$53.92
Equity	Common Stock, $0.0001 par value per share reserved for issuance pursuant to the PepGen Inc. 2024 Inducement Plan	Rule 457(c) and Rule 457(h)	1,000,000 (4)	$1.27 (5)	$1,270,000	$0.00015310	$194.44
Total Offering Amounts					$3,693,476.99		$565.49
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$565.49

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), which become issuable under the 2022 Stock Option and Incentive Plan (the “2022 Plan”), 2022 Employee Stock Purchase Plan (the “2022 ESPP”) and the 2024 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Represents an automatic increase of 1,630,983 shares of Common Stock reserved for issuance under the 2022 Plan, effective January 1, 2025. Shares available for issuance under the 2022 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on May 10, 2022 (File No. 333-264822), March 23, 2023 (File No. 333-270790) and March 6, 2024 (File No. 333-277708).

(3)

Represents an automatic increase of 326,196 shares of Common Stock reserved for issuance under the 2022 ESPP, effective January 1, 2025. Shares available for issuance under the 2022 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on May 10, 2022 (File No. 333-264822) and March 6, 2024 (File No. 333-277708).

(4)	Represents 1,000,000 shares of Common Stock reserved for issuance under the Inducement Plan.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on February 14, 2025, in accordance with Rule 457(c) of the Securities Act.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on February 14, 2025, in accordance with Rule 457(c) of the Securities Act. Under the 2022 ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Common Stock on the offering date or the exercise date, whichever is less.